Exhibit 3.36

AMENDED AND RESTATED OPERATING AGREEMENT OF

SALIX ANIMAL HEALTH, LLC

DATED JANUARY 16, 2015

This Operating Agreement (this “Agreement”) of Salix Animal Health, LLC, a Florida limited liability company (the “Company”), is adopted and entered into by Spectrum Brands, Inc., a Delaware corporation, as sole member (the “Sole Member”).

For the purpose of forming a limited liability company pursuant to and in accordance with the Florida Limited Liability Company Act (as amended from time to time, the “Act”), the Sole Member hereby agrees and states as follows:

1. Name. The name of the Company is Salix Animal Health, LLC.

2. Purpose. The purpose of the Company is (a) to engage in any lawful act or activity for which limited liability companies may be organized under the Act as determined by the Sole Member and any additional members (such members, along with the Sole Member, the “Members”) and (b) to engage in any and all activities necessary or incidental to the foregoing as determined by the Members. The Company shall have the authority to take all actions necessary or convenient to accomplish its purpose and operate its business as described in this Section 2.

3. Registered Office and Agent. The registered office of the Company is 1500 San Remo Avenue, Suite 125, Coral Gables, Florida 33146, and its registered agent is Atrium Registered Agents, Inc. The address of the registered office may be changed from time to time by the Members. The Company’s principal place of business is 1500 San Remo Avenue, Suite 125, Coral Gables, Florida 33146.

4. Principal Office. The Company shall have a single principal office which shall at all times be located within the United States. The principal office shall be located at such a place as shall be designated by the Members of the Company, which may thereafter be changed from time to time.

5. Term. The Company shall continue in existence until dissolved in accordance with the Act and this Agreement.

6. Members. The Company presently has one member. The name and the mailing address of the Sole Member is as follows:

NAME: Spectrum Brands, Inc.

ADDRESS: 3001 Deming Way, Middleton, WI 53526-1431

7. Sole Member Management. Except as otherwise expressly provided for in this Agreement, management of the Company shall be vested in the Sole Member. The Sole Member shall have the sole and exclusive responsibility and authority for the management, conduct and operation of the Company’s business in all respects and in all matters, except to the extent that the Sole Member agrees to delegate any such responsibility or authority to any manager, officer, employee or agent of the Company.

8. Officers. The Sale Member may appoint officers to run the day-to-day operations of the Company. The officers may be a Chief Executive Officer, a President, a Treasurer, a Vice President, a Secretary or other such officer as the Sole Member may elect from time to time. Officers so appointed shall hold office until their successors shall have been duly appointed and shall have qualified, or until their death, or until they shall have resigned or have been removed. The names of the initial officers and their respective offices in the Company are set forth on Exhibit A hereto.

9. Authority of Members to Bind the Company. Only the Sole Member and any manager, officer, employee or agent of the Company authorized by the Sole Member shall have the authority to bind the Company.

10. Capital Contributions. The Members shall contribute capital to the Company from time to time as the Sole Member shall require with such capital contribution being made by the Members pro rata in accordance with their membership interests.

11. Allocation of Profits and Losses. All income, gains and losses will be allocated to the capital accounts of each of the Members in accordance with their membership interests.

12. Distributions. The Members will receive distributions if upon winding up of the Company, the assets or proceeds available exceed the amount required for the payment and discharge of all of the Company’s debts and liabilities. Other than as stated above, distributions to the Members shall be in the discretion of the Sole Member. The Sole Member may in its discretion, make distributions to a Member which may include a return of all or any part of the Member’s contribution. The Members have no right to demand or receive property other than cash from the Company in return for their capital contributions.

13. Bank Accounts. Funds of the Company shall be deposited in a Company account or accounts in the bank or banks as selected by the Company. Withdrawals from these bank accounts shall only be made by (a) the Sole Member or (b) such other parties as maybe approved by the Sole Member.

14. Amendments. Amendments to this Agreement may be made only with the consent of the Sole Member or, if at such time there shall be additional Members, all the Members.

15. Assignments of Interest of a Member. A Member may assign in whole or part such Member’s membership interest in the Company only with the consent of the Sole Member.

16. Withdrawal or Resignation. A Member may withdraw from the Company in accordance with the Act.

17. Admission of Additional Members. One or more additional Members of the Company may be admitted to the Company with the consent of the Sole Member or, if at such a time there shall be additional Members, all of the Members.

18. Liability of the Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act. The

Sole Member exercising management powers or responsibilities for or on behalf of the Company shall not be personally liable for monetary damages to the Company, its members, or any other person for any statement, vote, decision, or failure to act regarding management or policy decisions by the Sole Member, unless: (a) the Sole Member breached or failed to perform the duties as a manager or managing member; and (b) Sole Member’s breach of, or failure to perform, those duties constitutes any of the following: (i) violation of the criminal law, unless the Sole Member had a reasonable cause to believe its conduct was lawful or had no reasonable cause to believe such conduct was unlawful; (ii) a transaction from which the Sole Member derived an improper personal benefit, either directly or indirectly; (iii) a distribution in violation of Section 608.426 of the Act; (iv) in a proceeding by or in the right of the Company to procure a judgment in its favor or by or in the right of a Member, conscious disregard of the best interest of the Company, or willful misconduct; or (v) in a proceeding by or in the right of someone other than the Company or a Member, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

19. Indemnification. To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each of the Members and officers, employees and agents, if any, of the Company (collectively, the “Indemnities”), against any losses, claims, damages or liabilities, Including, without limitation, legal and other expenses incurred In Investigating or defending against any such loss, claim, damages or liabilities, and any amounts expended in settlement of any claim (collectively, “Liabilities”), to which any Indemnity may become subject by reason of any act or omission (even if negligent or grossly negligent) performed or omitted to be performed on behalf of the Company or by reason of the fact that such Indemnity is or was a Member, or officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, trustee, manager, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise, provided, however, that no indemnification may be made to or on behalf of any Indemnity if (a) prohibited by Section 608.4229 of the Act, or (b) a judgment or other final adjudication adverse to such Indemnity establishes (i) that his or her acts or omissions were committed in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that he or she personally gained through such an act or omission a financial profit or other advantage to which he or she was not legally entitled. The provisions of this Section shall continue to afford protection to each Indemnity regardless of whether such Indemnity remains a Member, officer, employee, or agent of the Company. Any indemnity under this Section 18 or otherwise shall be paid out of and to the extent of the Company’s assets only.

20. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the consent of the Sole Member or, if any additional members shall have been added, all Members; or (b) the entry of a decree of judicial dissolution under Section 608.441 of the Act. In the absence of either of the foregoing, the Company shall be dissolved and its affairs wound up upon the bankruptcy or dissolution of the Sole Member or, if any additional members shall have been added, all of the Members or as otherwise specifically required by the Act.

21. Liquidation. Upon dissolution pursuant to Section 19, the Company’s business and assets shall be liquidated in an orderly manner. The Sole Member (or, if at such time there shall be additional Members), all the Members shall designate a person to be the liquidator to wind up the affairs of the Company. In performing its duties, the liquidator is authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any manner that the liquidator shall determine, provided that any distribution to one or more Members shall be made in accordance with Section II.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State, without regard to the principles of conflicts of laws of such State.

23. Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions here of shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

24. Certificates. The membership interests shall be uncertificated. If one or more additional members is admitted to the Company pursuant to Section 16, the Company shall keep or cause to be kept, a register that will provide for the registration and transfer of membership interests of the Company.

IN WITNESS WHEREOF, the Sole Member, intending to be legally bound hereby, has duly executed this Agreement as the date first written above.

Spectrum Brands, Inc.

By:

	Name:	Nathan Fagre
	Title:	Senior Vice President, Secretary and General Counsel

[Signature Page to Amended and Restated Operating Agreement of Salix Animal Health, LLC]

Exhibit A

Officers

Name	Office
Randy Lewis	President
Nathan E. Fagre	Senior Vice President, Secretary and General Counsel
John Beattie	Vice President and Treasurer
Diane Miller	Assistant Treasurer
Heather L. Clefisch	Assistant Secretary
Peggy Barlett	Assistant Secretary
Mike Pfefferkorn	Assistant Secretary
Scott T. Piering	Assistant Secretary

2015 FLORIDA LIMITED LIABILITY COMPANY AMENDED ANNUAL REPORT	FILED May 18, 2015 Secretary of State CC7658065335
DOCUMENT# L99000003859 Entity Name: SALIX ANIMAL HEALTH, LLC Current Principal Place of Business:

198 LOCK ROAD DEERFIELD BEACH, FL 33442-1515

Current Mailing Address:

198 LOCK ROAD DEERFIELD BEACH, FL 33442-1515 US

FEI Number: 65-0965477	Certificate of Status Desired: No

Name and Address of Current Registered Agent:

CORPORATION SERVICE COMPANY 1201 HAYS STREET PLANTATION, FL 32301 US

The above named entity submits this statement for the purpose of changing its registered office or registered agent, or both, in the State of Florida.

SIGNATURE:	SONYA L. CORDELL, ASST. SECRETARY OF CORPORATION SERVICE COMPANY	05/18/2015

	Electronic Signature of Registered Agent	Date

Authorized Person(s) Detail:

Title	AUTHORIZED MEMBER

Name	SPECTRUM BRANDS, INC

Address	3001 DEMING WAY

City-State-Zip:	MIDDLETON WI 53562

I hereby certify that the information indicated on this report or supplemental report is true and accurate and that my electronic signature shall have the same legal effect as if made under oath; that I am a managing member or manager of the limited liability company or the receiver or trustee empowered to execute this report as required by Chapter 605, Florida Statutes; and that my name appears above, or on an attachment with all other like empowered.

SIGNATURE:	NATHAN E. FAGRE	SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL OF SPECTRUM BRANDS, INC.	05/18/2015

	Electronic Signature of Signing Authorized Person(s) Detail		Date

SALIX ANIMAL HEALTH, LLC

ACTION OF SOLE MEMBER IN LIEU OF SPECIAL MEETING

The undersigned, being the sole member of Salix Animal Health, LLC, a Florida limited liability company (the “Company”), hereby adopts the following resolutions without a meeting and by written consent to have the same force and effect as if taken and adopted at a special meeting of the members of the Company:

WHEREAS, it has been determined to be advisable and in the best interests of the Company to amend and restate the Articles of Organization of the Company; it is

RESOLVED, that the Amended and Restated Articles of Organization, in the form attached hereto as Exhibit A, are hereby approved and adopted on behalf of the Company;

FURTHER RESOLVED, that any officer of the Company be and hereby is authorized, in the name and on behalf of the Company, to execute the Amended and Restated Articles of Organization and to file the same with the Division of Corporations of the Florida Department of State;

FURTHER RESOLVED, that the officers of the Company are hereby authorized and directed to take any and all further actions, and prepare and execute any and all additional documents as such officers deem necessary or advisable in order to implement the purposes of the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the      day of May, 2015.

SOLE MEMBER:

SPECTRUM BRANDS, INC., a Delaware corporation

By:

Nathan E. Fagre, Senior Vice President, Secretary and General Counsel

ARTICLE V

MANAGEMENT

The Company shall be member-managed in accordance with the Amended and Restated Operating Agreement (the “Operating Agreement”) of the Company.

ARTICLE VI

AMENDMENTS TO ARTICLES

The Company reserves the right to amend, alter, change or repeal any provision contained in these Amended and Restated of Articles of Organization, in the manner now or hereafter prescribed by the Act, and all rights conferred upon members herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated of Articles of Organization as of the      day of May, 2015.

SOLE MEMBER:

SPECTRUM BRANDS, INC., a Delaware corporation

By:

Nathan E. Fagre, Senior Vice President,
Secretary and General Counsel

Having been named as registered agent to accept service of process for the Company at the place designated in these Amended and Restated Articles of Organization, Atrium Registered Agents, Inc. (“ARA”) hereby accepts the appointment as registered agent and agrees to act in this capacity. ARA further agrees to comply with the provisions of all statutes relating to the proper and complete performance of its duties, and ARA is familiar with and accepts the obligations of its position as registered agent as provided for in the Act.

ATRIUM REGISTERED AGENTS, INC. a Florida corporation

By:

Name:

Title:

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